As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OFFICE PROPERTIES INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	26-4273474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Newton Place

255 Washington Street, Suite 300
Newton, MA 02458-1634
(Address of principal executive offices) (zip code)

Office Properties Income Trust

Amended and Restated 2009 Incentive Share Award Plan, as amended

(Full title of the plan)

Matthew C. Brown

Chief Financial Officer and Treasurer

Office Properties Income Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

(Name and address of agent for service)

(617) 219-1440

(Telephone number, including area code, of agent for service)

Copy to:

Faiz Ahmad Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square 920 North King Street
Wilmington, DE 19801
(302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Shares of Beneficial Interest, $.01 par value	1,000,000(2)	$23.82	$23,820,000	$3,091.84
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover, in addition to the number of shares stated above, an indeterminate number of additional common shares of beneficial interest, $.01 par value per share (“Common Shares”), of Office Properties Income Trust (the “Registrant”), that may become issuable under the Office Properties Income Trust Amended and Restated 2009 Incentive Share Award Plan, as amended (the “Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected which results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)	Represents solely the additional 1,000,000 Common Shares newly available for grant under the Plan.

(3)	This amount is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per Common Share as reported on The Nasdaq Stock Market LLC on May 22, 2020.

(4)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .0001298 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

EXPLANATORY NOTE

At the 2020 Annual Meeting of Shareholders of the Registrant held on May 27, 2020, the Registrant’s shareholders approved the Plan to increase by 1,000,000 the total number of Common Shares available for grant under the Plan to 1,500,000 Common Shares.

This Registration Statement is intended to register the additional 1,000,000 Common Shares available for grant under the Plan, as such number may be adjusted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report on Form 10-K”), filed on February 20, 2020;

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 1, 2020;

(c)	The Registrant's Current Report on Form 8-K filed on March 13, 2020;

(d)	The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the 2019 Annual Report on Form 10-K to the Registrant’s Definitive Proxy Statement for the Registrant’s 2020 Annual Meeting of Shareholders filed on April 13, 2020; and

(e)	The description of the Registrant’s Common Shares set forth in Exhibit 4.12 to the 2019 Annual Report on Form 10-K.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The laws related to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment or other final adjudication as being material to the cause of action adjudicated.  The Registrant’s declaration of trust contains a provision which eliminates the liability of its Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer, whether or not involving action in their official capacity, was adjudged liable on the basis that a personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.  The MGCL permits reasonable expenses incurred by a director or officer who is a party to a proceeding to be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of the following:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant’s declaration of trust requires the Registrant to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any of its present or former Trustees or officers, and any individual who, while a present or former Trustee or officer of the Registrant and, at its request, serves or has served as a trustee, director, officer, partner, employee or agent of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity.  Except with respect to proceedings to enforce rights to indemnification, the Registrant is required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against the Registrant only if such proceeding was authorized by the Registrant’s Board of Trustees.

Under the Registrant’s declaration of trust, the Registrant is also required to advance expenses to the Registrant’s Trustees or officers, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation.  The Registrant’s declaration of trust also permits the Registrant, with the approval of its Board of Trustees, to obligate itself to indemnify and advance expenses to certain other persons, including, for example, The RMR Group LLC, or RMR LLC, and its affiliates and any of the Registrant’s present or former employees, managers or agents, the Registrant’s subsidiaries or RMR LLC or its or their affiliates (including RMR LLC).

The Registrant has also entered into indemnification agreements with its Trustees and officers providing for procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Registrant.  The Registrant may also maintain directors’ and officers’ liability insurance for its Trustees and officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Common Share Certificate(1)

4.2	Composite Copy of Amended and Restated Office Properties Income Trust Declaration of Trust, dated June 8, 2009, as amended to date(2)

4.3	Amended and Restated Bylaws of Office Properties Income Trust, adopted March 27, 2019(3)

5.1	Opinion of Saul Ewing Arnstein & Lehr LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Saul Ewing Arnstein & Lehr LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)*

24.1	Power of Attorney (included on signature page herein)*

99.1	Amended and Restated Office Properties Income Trust 2009 Incentive Share Award Plan(4)

 * Filed herewith

(1) Incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2) Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on December 31, 2018.

(3) Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 27, 2019.

(4) Incorporated by reference to Annex A to the Registrant’s definitive Proxy Statement for the Registrant’s 2020 Annual Meeting of Shareholders filed with the Commission on April 13, 2020.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on May 27, 2020.

OFFICE PROPERTIES INCOME TRUST

By:	/s/ Matthew C. Brown
Matthew C. Brown
Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David M. Blackman and Matthew C. Brown, and each of them, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:	May 27, 2020	by:	/s/ David M. Blackman
David M. Blackman, Managing Trustee, President and Chief Executive Officer (Principal Executive Officer)

Date:	May 27, 2020	by:	/s/ Matthew C. Brown
Matthew C. Brown, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Date:	May 27, 2020	by:	/s/ Donna D. Fraiche
Donna D. Fraiche, Independent Trustee

Date:	May 27, 2020	by:	/s/ Barbara D. Gilmore
Barbara D. Gilmore, Independent Trustee

Date:	May 27, 2020	by:	/s/ John L. Harrington
John L. Harrington, Independent Trustee

Date:	May 27, 2020	by:	/s/ William A. Lamkin
William A. Lamkin, Independent Trustee

Date:	May 27, 2020	by:	/s/ Elena B. Poptodorova
Elena B. Poptodorova, Independent Trustee

Date:	May 27, 2020	by:	/s/ Adam D. Portnoy
Adam D. Portnoy, Managing Trustee

Date:	May 27, 2020	by:	/s/ Jeffrey P. Somers
Jeffrey P. Somers, Independent Trustee

EXHIBIT INDEX

Office Properties Income Trust

Exhibit Number	Description

4.1	Form of Common Share Certificate (Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018.)

4.2	Composite Copy of Amended and Restated Office Properties Income Trust Declaration of Trust, dated June 8, 2009, as amended to date (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 31, 2018.)

4.3	Amended and Restated Bylaws of Office Properties Income Trust, adopted March 27, 2019 (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 27, 2019.)

5.1	Opinion of Saul Ewing Arnstein & Lehr LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Saul Ewing Arnstein & Lehr LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page herein)

99.1	Amended and Restated Office Properties Income Trust 2009 Incentive Share Award Plan (Incorporated by reference to Annex A to the Registrant’s definitive Proxy Statement for the Registrant’s 2020 Annual Meeting of Shareholders filed with the Commission on April 13, 2020.)